Exhibit 99.2

Nanosphere, Inc.

4088 Commercial Avenue

Northbrook, IL 60062

NEWS

FOR IMMEDIATE RELEASE

Nanosphere Announces Record Revenues and Placements,

and Key Leadership Changes

Business Results and Guidance:

•	Customer placements in 4Q12 increased to 56, up 87% over 4Q11. Annual placements of 166, up 163% over 2011.

•	2012 revenues were $5.1 million, a 100% increase over 2011.

•	FDA 510(k) clearances granted for C. difficile and 2C19 tests during 4Q12.

•	Gram negative blood stream infection and enteric panels set for submission to the FDA in mid-2013.

•	2013 guidance set at $13 million to $15 million in revenue and 200 to 250 customer placements.

Leadership Changes and Commitment of Major Shareholder:

•	Michael K. McGarrity promoted to President and Chief Executive Officer.

•	Sheli Z. Rosenberg, Michael J. Ward and Michael K. McGarrity appointed to board, and board resignations of Mark E. Slezak, Roy N. Davis, William T. White III and William P. Moffitt were accepted.

•	Lurie Investments entered into a twelve-month Voluntary Lock-Up Agreement for its 14.7 million common shares.

NORTHBROOK, IL, February 13, 2013 – Nanosphere, Inc. (NASDAQ: NSPH), a leader in the development and commercialization of advanced molecular diagnostics systems, today reported financial results for the fourth quarter and full year ended December 31, 2012. In addition, the Company announced the appointment of current Vice President of Sales and Marketing and Chief Commercial Officer Michael K. McGarrity to succeed William P. Moffitt as President and Chief Executive Officer. Nanosphere also announced the appointment of Sheli Z. Rosenberg, Michael J. Ward and Michael K. McGarrity to the board of directors and accepted the resignations of Mark E. Slezak, Roy N. Davis, William T. White III and William P. Moffitt. Lurie Investments, together with its affiliates, is the largest holder of Nanosphere shares and has voluntarily entered into a twelve-month lock-up agreement with the Company.

Nanosphere achieved record placements and revenues for the full year and fourth quarter of 2012. 56 new customer placements were made in the fourth quarter, bringing the cumulative customer base to 272. Revenues for the fourth quarter and full year 2012 were $1.6 million and $5.1 million respectively, compared to $0.8 million and $2.5 million in the fourth quarter and full year 2011. Growth in placements and revenues in 2012 was driven predominantly by U.S.-based microbiology laboratories adopting

Nanosphere’s platform and growing menu of infectious disease tests. Revenue growth in the fourth quarter was driven primarily by sales to U.S. microbiology customers of systems and consumables used in testing for gram positive blood stream and respiratory infections.

During the fourth quarter of 2012, the Company received FDA clearance for its C. difficile and 2C19 genetic variance tests. The Company also announced that the Verigene System has been categorized as Clinical Laboratory Improvement Amendments (CLIA) moderate complexity. This categorization of the gram positive blood stream infection test underscores the Verigene System’s ease-of-use and supports the market’s demand for decentralized molecular testing.

Executive Management Change

Nanosphere’s board of directors has appointed Michael K. McGarrity to succeed William P. Moffitt as President and Chief Executive Officer. Mr. McGarrity, who was previously Vice President of Sales and Marketing and Chief Commercial Officer, has more than 24 years of sales and marketing experience in the medical device industry. He joined Nanosphere after 13 years with Stryker Corporation, where he served in leadership roles in marketing and strategic development.

“I am proud to be leading Nanosphere as we enter a new phase of our growth focused on customer-facing commercialization,” Mr. McGarrity said, “I believe that the best ideas come from collaboration with our customers. We will continue to tap this resource through our commercial and marketing organization for confirmation that we are on the right path of applying our proprietary capabilities in clinically actionable ways. We are committed to market-driven execution and quality. This commitment is backed by the most talented and dedicated employees in the industry, and we look forward to creating value for our shareholders.”

Board Member Changes; Commitment of Lurie Investments

The Company also announced the appointments of Sheli Z. Rosenberg, Michael J. Ward and Michael K. McGarrity to its board of directors, filling positions formerly held by Mark E. Slezak, Roy N. Davis, William T. White III and William P. Moffitt, all of whom resigned as directors. Ms. Rosenberg was appointed Chair of the board of directors and previously served on the Nanosphere board from 2002 to 2012. Ms. Rosenberg is Of Counsel at Skadden, Arps, Slate, Meagher & Flom LLP and is the former president, chief executive officer and vice chairman of Equity Group Investments. Mr. Ward is currently a Director at Lurie Investments responsible for managing investment activities. Prior to joining Lurie Investments in 2009, he gained over 15 years of investment banking experience at Credit Suisse, Prudential Securities, Dresdner Kleinwort Wasserstein, BMO and Leerink Swann. As an investment banker, Mr. Ward was primarily focused on M&A and financing transactions for life sciences companies.

Also, Lurie Investments together with its affiliates has executed a twelve-month voluntary lock-up agreement with Nanosphere, indicating its intent to hold its position and realize the value it believes exists within the Company. Lurie Investments and its affiliates hold approximately 14.7 million shares of common stock, representing approximately 26% ownership of the Company.

“On behalf of the Board, I want to thank Bill Moffitt for his years of valuable service in helping to make Nanosphere a leader in advanced molecular diagnostics,” said Ms. Rosenberg. “We are confident in Mike McGarrity’s ability to lead as Nanosphere enters the commercialization stage. We are pleased with the early signs of growth and excited about the opportunity to create significant shareholder value as we make additional progress toward the broad adoption of Nanosphere’s technology as the industry-leading platform in advanced molecular diagnostics. We also appreciate the commitment of Lurie Investments to the success of Nanosphere,” she continued.

Operational Results

Fourth quarter customer placements of 56 represents continued acceleration of new customer growth in the U.S. Nanosphere management, during the last quarterly conference call, provided guidance around the low end of the previously disclosed range of 60 to 80 placements for the fourth quarter of 2012. Disappointing demand in Europe resulted in total placements that were lower than expected for the quarter.

Costs and operating expenses were $38.0 million in 2012, remaining flat relative to 2011. Costs of sales increased from $1.8 million in 2011 to $3.5 million in 2012, driven by increased volume. Selling, general and administrative expenses in 2012 increased to $16.9 million from $16.2 million as field sales and customer support teams were expanded. Research and development expenses decreased from $20.0 million in 2011 to $17.6 million in 2012 as a result of a shift in resources from development to manufacturing and customer support as commercialization accelerated.

Net loss for 2012 was $32.9 million, compared with $35.4 million in 2011. Net loss for the fourth quarter of 2012 decreased to $7.6 million compared with $8.6 million for the same period in 2011 and $8.7 million in the third quarter of 2012.

Cash flow for the fourth quarter of 2012 was negative $8.8 million including $1.5 million of investments in inventory to support system placements. Full year 2012 cash flow from operations was negative $31.7 million, of which $4.8 million was driven by increases in inventory. Cash at December 31, 2012 was $33.1 million.

Nanosphere is evaluating debt facilities to help manage its working capital needs and is currently in discussions with debt providers.

Business Guidance

For the fiscal year ending December 31, 2013, the Company expects to generate between $13 million and $15 million in product revenue and between 200 and 250 customer placements.

Nanosphere had previously provided guidance in the range of 80 to 100 placements for the first quarter of 2013. Slower than anticipated growth in international markets and the timing of projected regulatory approvals of the Company’s gram negative blood stream infection and its enteric pathogens panels make 45-55 placements more likely in the first quarter.

Conference Call Details

Wednesday, February 13, 2013 at 5:00 P.M., Eastern Time

Domestic:	888-713-4211
International:	617-213-4864
Passcode:	32069247

Webcast: www.nanosphere.us.

Replay: Through February 20, 2013 on the Company’s website or by dialing:

  Domestic: 888-286-8010

  International: 617-801-6888

  Passcode 63405442

About Nanosphere, Inc.

Nanosphere develops, manufactures and markets an advanced molecular diagnostics platform, the Verigene® System, for direct genomic and ultra-sensitive protein detection. This easy to use and cost effective platform enables simple, low cost and highly sensitive genomic and protein testing on a single platform. Nanosphere is based in Northbrook, IL. Additional information is available at http://www.nanosphere.us.

Except for historical information, the matters discussed in this press release are “forward-looking statements” and are subject to risks and uncertainties. Actual results could differ materially from these forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, the following: (i) Nanosphere’s ability to develop commercially viable products; (ii) Nanosphere’s ability to achieve profitability; (iii) Nanosphere’s ability to produce and market its products; (iv) Nanosphere’s ability to obtain regulatory approval of its products; (v) Nanosphere’s ability to protect its intellectual property; (vi) competition and alternative technologies; and (vii) Nanosphere’s ability to obtain additional financing to support its operations. Additional risks are discussed in the Company’s current filings with the Securities and Exchange Commission. Although the Company believes the expectations reflected in such forward-looking statements are based on reasonable assumptions, it can give no assurance that its expectations will be attained. The forward-looking statements are made as of the date of this press release, and we undertake no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

Contact:

Nanosphere, Inc.

Roger Moody, 847-400-9021

Chief Financial Officer

rmoody@nanosphere.us

or

LifeSci Advisors

Michael Rice, 646-597-6979

Founding Partner

mrice@lifesciadvisors.com

Nanosphere, Inc.

Statements of Operations

(dollars and shares in thousands except per share data)

	Years Ended December 31,
	2012	2011	2010
REVENUE:
Product sales	$5,034	$2,433	$1,416
Grant and contract revenue	44	100	610

Total revenue	5,078	2,533	2,026
COSTS AND EXPENSES:
Cost of sales	3,541	1,820	2,597
Research and development	17,552	20,013	18,821
Sales, general, and administrative	16,890	16,154	22,007

Total costs and expenses	37,983	37,987	43,425

Loss from operations	(35,905)	(35,454)	(41,399)
OTHER INCOME (EXPENSE):
Foreign exchange gain (loss)	(8)	(13)	4
U.S. Treasury grant	—	—	978
Interest expense	(13)	—	(274)
Interest income	54	48	79

Total other income (expense)	33	35	787

NET LOSS	$(32,872)	$(35,419)	$(40,612)

Net loss per common share – basic and diluted	$(.67)	$(.94)	$(1.46)
Weighted average number of common shares outstanding – basic and diluted	49,193	37,800	27,755

Nanosphere, Inc.

Balance Sheets

(dollars in thousands)

	As of December 31,
	2012	2011
Cash and cash equivalents	$33,139	$39,273
Inventories	7,326	2,325
Other current assets	1,311	1,109

Total current assets	41,776	42,707
Net property and equipment	2,872	4,522
Intangible assets - net of accumulated amortization	2,733	3,033
Other assets	76	75

Total assets	$47,457	$50,337

Total liabilities	5,225	4,728
Total stockholders’ equity	42,232	45,609

Total liabilities and stockholders’ equity	$47,457	$50,337